                                                                      Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                                         THREE MONTHS
                                                                 -----------------------------
                                                                   3/31/99           3/31/98
                                                                 -----------       -----------
                      BASIC
Net earnings applicable to common stock:
     Loss                                                        $  (833,893)      $  (545,203)
     Deduct preferred stock dividends paid                           (31,830)          (31,830)
                                                                 -----------       -----------

Net loss applicable to common stock                              $  (865,723)      $  (577,033)
                                                                 ===========       ===========

Weighted average number of common shares outstanding               5,784,347         5,156,238
                                                                 ===========       ===========


LOSS PER SHARE - BASIC                                           $     (0.15)      $     (0.11)
                                                                 ===========       ===========

                                 DILUTED

Net earnings applicable to common stock on a diluted basis:

     Net earnings applicable to common stock per above           $  (865,723)      $  (577,033)

     Add net interest expense related to                                --                --
       convertible debentures

     Add dividends on convertible preferred stock                       --                --
                                                                 -----------       -----------

Net earnings applicable to common stock on a
  diluted basis                                                  $  (865,723)      $  (577,033)
                                                                 ===========       ===========
Total shares diluted:
     Shares used in calculating basic earnings
       per share                                                   5,784,347         5,156,238
     Additional shares assuming conversion of
       options and warrants                                             --                --

     Additional shares to be issued under full
        conversion of convertible debentures                            --                --

     Additional shares to be issued under full
        conversion of preferred stock                                   --                --
                                                                 -----------       -----------

     Total shares for diluted                                      5,784,347         5,156,238
                                                                 ===========       ===========

EARNINGS PER SHARE - DILUTED                                     $      (.15)      $      (.11)
                                                                 ===========       ===========

The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included in some of the calculations of diluted earnings per share, as their effect would be antidilutive.